Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2026 with respect to the consolidated financial statements included in the Annual Report of Century Casinos, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Century Casinos, Inc. on Form S-3 (File No. 333-272437) and on Forms S-8 (File No. 333-216669 and File No. 333-132510).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
March 17, 2026